UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 17, 2009

COMVERSE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	0-15502	13-3238402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue,

New York, New York

10019

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (212) 739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 17, 2009, Comverse Technology, Inc. (the “Company”) entered into agreements to settle the previously disclosed (i) consolidated shareholder class action under the caption In re Comverse Technology, Inc. Sec. Litig., No. 06-CV-1825 currently pending in the United States District Court for the Eastern District of New York against the Company and certain of its former officers and directors alleging that such defendants had violated federal securities laws in connection with prior statements made by the Company with respect to, among other things, its accounting treatment of stock options and (ii) consolidated shareholder derivative actions under the captions In re Comverse Technology, Inc. Derivative Litigation, No. 601272/2006 and In re Comverse Technology, Inc. Derivative Litigation, No. 06-CV-1849 currently pending in the New York Supreme Court for New York County and the United States District Court for the Eastern District of New York, respectively, against certain of the Company’s former officers and directors and, in the state court action, our independent registered public accounting firm, alleging that the defendants breached certain duties to the Company and that certain former officers and directors were unjustly enriched (and, in the federal action, alleging violation of federal securities laws). In connection with such settlements, the Company agreed to dismiss its direct lawsuits under the captions Comverse Technology, Inc. v. Alexander, No. 08/600142 and Comverse Technology, Inc. v. Kreinberg, No. 09/600052 in the Supreme Court of the State of New York against Jacob “Kobi” Alexander, the Company’s former Chairman and Chief Executive Officer, David Kreinberg, the Company’s former Chief Financial Officer, and William Sorin, the Company’s former General Counsel, and Messrs. Alexander, Sorin and Kreinberg agreed to dismiss their counterclaims against the Company.

As part of the settlement of the consolidated shareholder class action, the Company agreed to make payments to a class action settlement fund in the aggregate amount of $165.0 million as follows:

•	$1.0 million paid upon signing of this settlement agreement;

•	$51.5 million on or before August 15, 2010;

•	$30.0 million on or before February 15, 2011; and

•	$82.5 million on or before August 15, 2011.

The Company intends to fund the $51.5 million due on or before August 15, 2010 with proceeds from the sale of certain auction rate securities to UBS AG. UBS AG has previously agreed to purchase $51.5 million face amount of such securities for a purchase price equal to such face amount at the Company’s election between June 30, 2010 and July 2, 2012. The $30.0 million due on or before February 15, 2011 and the $82.5 million due on or before August 15, 2011 are payable in cash or, at the Company’s election, in shares of the Company’s common stock valued using the ten day average of the closing price of the Company’s common stock prior to such election.

In addition, as part of the settlement of the consolidated shareholder class action and the derivative actions, Mr. Alexander agreed to pay $60.0 million to the Company which will be deposited into the derivative settlement fund and then transferred into the class action settlement fund. The other defendants in the derivative actions agreed to pay to the Company an aggregate of $1.35 million and certain former directors agreed to relinquish certain unexercised stock options.

The Company’s settlement of claims against it in the class action for aggregate consideration of $165.0 million is not contingent upon Mr. Alexander satisfying his payment obligations.

The agreements in settlement of the above-mentioned actions are subject to notice to the Company’s shareholders and approval by the federal and state courts in which such proceedings are pending.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMVERSE TECHNOLOGY, INC.

Date: December 17, 2009	By:	/S/ ANDRE DAHAN
	Name:	Andre Dahan
	Title:	President and Chief Executive Officer